Exhibit 99.1

Moleculin Provides Update on Ongoing Clinical Trials and Outlines Expected Upcoming Milestones

– Announces successful completion of the Phase 1B portion of its Phase 1B/2 clinical trial Annamycin in combination with Cytarabine for the treatment of AML (MB-106) and opens the Phase 2 portion for recruitment

– Announces a preliminary CR/CRi rate of 33% (n=6) in the Phase 1B portion of its MB-106 clinical trial

– Reports preliminary efficacy data on its Phase 1B/2 clinical trial with Annamycin in monotherapy treatment of soft tissue sarcoma metastasized to the lungs with 73% (n=26) of the subjects exhibiting stable disease after two cycles of treatment

– Multiple expected milestones and interim data readouts expected in 2023

HOUSTON, August 10, 2023 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (Moleculin or the Company), a clinical stage pharmaceutical company with a growing pipeline, including Phase 2 clinical programs, for hard-to-treat cancers and viruses, today provided an update on recent activity and expected near term milestones across its clinical development pipeline.

“We continue to make solid progress across our development pipeline and ongoing clinical trials and are extremely encouraged by our Annamycin AML and STS programs. Our team remains focused on executing our clinical development and driving recruitment forward in our three ongoing Phase 1b/2 clinical trials to meet the milestones ahead for each program. With the data Annamycin continues to generate, we are excited about the potential for further positive data readouts throughout the remainder of 2023,” commented Walter Klemp, Chairman and Chief Executive Officer of Moleculin. “Additionally, we continue to have encouraging discussions for externally funded, investigator-initiated trials and believe we are well positioned to bring those discussions to fruition in 2023. I believe Moleculin is poised to build on its momentum and maximize value for both patients and shareholders.”

Ongoing Clinical Trial Updates

Next Generation Anthracycline – Annamycin

Annamycin is the Company’s next-generation anthracycline that has been designed to be non-cardiotoxic (unlike currently prescribed anthracyclines) and has been shown in animal models to accumulate in the lungs at up to 30-fold the level of doxorubicin (a commonly prescribed anthracycline), as well as demonstrating the ability to avoid the multidrug resistance mechanisms that typically limit the efficacy of doxorubicin and other currently prescribed anthracyclines. An independent expert has reported no signs of cardiotoxicity in the first 42 subjects in the Company’s three clinical trials, which total includes 32 subjects treated over the lifetime maximum anthracycline dose set by the U.S. Food and Drug Administration (FDA). Annamycin is currently in development for the treatment of STS lung metastases (STS lung mets) as well as both first line therapy and therapy for relapsed or refractory acute myeloid leukemia (AML), and the Company believes the drug may have the potential to treat additional indications.

STS Lung Mets

The Company is currently in the Phase 2 portion of its ongoing U.S. Phase 1B/2 clinical trial evaluating Annamycin for the treatment of soft tissue sarcoma lung metastases (MB-107). clinicaltrials.gov: NCT04887298

Recent Activity Highlights

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In the ongoing Phase 2 portion of the study, to date fifteen subjects have been enrolled and treated. Thirteen subjects have been treated with at least two cycles of therapy at the confirmed Recommended Phase 2 Dose (RP2D) of 330 mg/m2 and are evaluable for efficacy. One subject was withdrawn from the study prior to receiving a scan due to the clinician’s assessment. Per the protocol, follow-up imaging and RECIST evaluation is required for a subject to be included in the efficacy population. One subject is pending initiation of the cycle 2 treatment.

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Including the three subjects treated at the same dose in the Phase 1B portion of this trial, this equates to fifteen total subjects measurable for efficacy at the 330 mg/m2 dose level. Including all measurable subjects at all dose levels in the Phase 1B portion of the trial, there have been thirty-one subjects treated with at least one cycle in this study and twenty-six have received two cycles of treatment. For these subjects, the median time to entering the MB-107 trial from the time of initial diagnosis is estimated to be approximately 20 months, and these subjects have been mostly heavily treated previously for STS lung mets prior to entering the study.

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To date, 67% of the fifteen subjects receiving 330 mg/m2 and that have received end of cycle 2 scans in Phase 1B and Phase 2 have exhibited stable disease (SD) after receiving two cycles. The study has one subject who has not received end of cycle 2 scans and remains to be evaluated. Of the thirty-one subjects in the Phase 1B and Phase 2 portions of the study, 73% (n=26) have exhibited SD after receiving two cycles. Some subjects are continuing with the study so, SD continues to be monitored, and overall survival is being followed for the study. These data are preliminary and subject to change.

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An investigator sponsored Phase 1B/2 clinical trial was initiated in Poland in 2022 to study an alternative dosing regimen for Annamycin in the treatment of STS lung mets. This trial continues to enroll subjects and began dosing subjects in late 2022.

AML

The Company is currently conducting its Phase 1B/2 clinical trial evaluating Annamycin in combination with Cytarabine (also known as “Ara-C” and for which the combination of Annamycin and Ara-C is referred to as AnnAraC) for the treatment of subjects with AML as both first line therapy and for subjects who are refractory to or relapsed after induction therapy (MB106). clinicaltrialsregister.eu: EudraCT 2020-005493-10 or clinicaltrials.gov: NCT05319587

Recent Activity Highlights

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Announced the publication of data from the successfully completed MB-105 European Phase 1 clinical trial assessing the safety and efficacy of Annamycin as a single agent for the treatment of adults with relapsed or refractory AML. The manuscript titled, “Results of a Phase 1 Study of Liposomal Annamycin for the Treatment of Relapsed or Refractory AML Patients After Induction Therapy,” was published in the peer-reviewed British Journal of Cancer Research.

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The MB-106 clinical trial began dosing subjects in March 2023. Six clinical sites in Poland and Italy have been activated for the MB-106 trial. The Company is planning for a total of up to eleven sites in the European Union (EU).

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In May 2023, the Company announced the completion of the first cohort in the Phase 1B portion of the MB-106 study. In the first cohort, three subjects were treated, all of whom are relapsed from one or more prior therapies. Annamycin was dosed at 190 mg/m2, along with Cytarabine at 2.0 g/m2/day for five days (total dose of 10 g/m2), consistent with the familiar 7+3 regimen, combining daunorubicin and Cytarabine, typically used as a first-line induction therapy. In the Company’s study therapy Annamycin replaces daunorubicin. The Company, at the recommendation of the data safety committee, deemed the first cohort dose as safe and opened the second cohort with the Annamycin dose being increased to 230 mg/m2.

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The median of prior therapies for these three subjects were five (one to seven). One of the subjects, who was 78 years of age at the time of the study initiation and enrolled after a single prior multi-year therapy, achieved a complete response (CR) that has continued to be durable at five months. The other two subjects were shown to have disease progression.

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On August 7, 2023, Moleculin successfully and safely completed the second cohort at 230 mg/m2 of Annamycin in this combination study. In the second cohort four subjects were treated, one who is believed to be relapsed from multiple prior therapies and three of whom are believed to be refractory from up to three prior therapies. One subject was replaced due to a Serious Adverse Event (SAE) experienced on Day 1 of dosing. The SAE was determined to be unrelated to Annamycin and definitively related to Cytarabine. The Company, at the recommendation of the safety review committee, deemed the second cohort dose as safe and opened recruitment to the Phase 2 portion of the trial. In light of the encouraging efficacy seen throughout the Phase 1B portion of this trial and the final (240 mg/m2) cohort of the MB-105 single agent trial, the safety review committee have concluded (and the Company concurs) that the Phase 2 portion should be conducted at the 230 mg/m2 level of Annamycin dosing.

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The median of prior therapies for the three evaluable subjects in the second cohort were two (one to three) and the median age was 67 years of age. One of the subjects, who was 64 years of age at the time of the study initiation with one prior therapy, was preliminary recorded as a complete response with an incomplete recovery of the bone marrow or CRi per the protocol. The other two subjects were shown to have disease progression.

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This brings the total CR or complete response with incomplete recovery of peripheral blood count (CRi) out of the Phase 1B portion of this combination trial to two out of six subjects or 33%. The median age of these subjects was 66 years of age.

●	These data are preliminary and subject to change.

Expected Upcoming Milestones

●	STS (U.S.): Report Phase 2 interim data.
●	STS (U.S.): Present a more in-depth review of the topline data on progression free survival, overall survival after entering the study, overall survival, and other data on this study in 2H 2023.
●	AML: Present CSR for MB-105 Phase 1 results at an upcoming conference.
●	AML: Updates on the Phase 2 portion of MB-106 on a quarterly basis.

Flagship Immune/Transcription Modulator – WP1066

Moleculin is in ongoing discussions with multiple academic institutions in separate programs evaluating WP1066 for the treatment of glioblastomas and/or pediatric brain tumors. The Company expects to finalize agreements with Northwestern University and FDA filings in the second half of this year (Clinicaltrials.gov ID: NCT05879250).

Recent Activity Highlights

●	Ongoing progress in development of an intravenous formula for WP1066.
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The Company supplied drug product to an externally funded pediatric brain tumor trial with WP1066 up to its conclusion in February 2023 and expects additional externally funded clinically trials for WP1066 (in combination with radiation) in 2023 in the U.S. and, possibly, in Southeast Asia.

Expected Upcoming Milestones

●	Report topline results from investigator-initiated Phase 1 study in pediatric brain tumors.
●	Seek external funding opportunities for an investigator-initiated clinical trial in adult and pediatric cancer patients in 2023.
●	Announce progress regarding an IV formulation by the end of 2023.

Metabolism/Glycosylation Inhibitor – WP1122 Portfolio

WP1122 was developed as a prodrug of 2 deoxy-D-Glucose (2-DG) to provide a more favorable pharmacological profile and was found to have greater potency than 2-DG monotherapy in preclinical models where tumor cells require higher glycolytic activity than normal cells. WP1122 has also been shown to have a greater antiviral effect than 2-DG against SARS-CoV-2 in MRC-5 cells in culture. The improved pharmacokinetic and pharmacodynamic (PK/PD) profile of WP1122 compared to 2-DG was noted in mice following oral dosing at equimolar (i.e., equivalent levels of 2-DG) doses. The WP1122 Portfolio includes numerous analogs, including WP1096, which has demonstrated the potential for broad antiviral capabilities in a wide range of in vitro models including multiple arenaviruses, filoviruses, Zika virus, and HIV. The Company looks forward to the potential of additional externally funded research to confirm such activity.

Expected Upcoming Milestones

●	Report preliminary findings of National Institutes of Health (NIH) funded animal testing of WP1096 in the Tacaribe Arenavirus.
●	Identify investigators interested in initiating a clinical trial to study the safety, pharmacokinetics and efficacy of oral WP1122 in adult patients with GBM.

General Information on the Company’s Core Technologies

Annamycin currently has Fast Track Status (FTS) and Orphan Drug Designation (ODD) from the FDA for the treatment of soft tissue sarcoma, in addition to ODD for the treatment of acute myeloid leukemia. WP1066 has ODD for the treatment of GBM and has four indications designated for the FDA Rare Pediatric Disease Priority Review Voucher (PRV) Program. WP1122 has ODD and FTS for GBM, as well. For more information about the Company’s trials, please visit clinicaltrials.gov.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company with a growing pipeline, including Phase 2 clinical programs, for hard-to-treat tumors and viruses. The Company’s lead program, Annamycin is a next-generation anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of COVID-19 and other viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the Expected Upcoming Milestones set forth above, the pace of enrollment in Moleculin’s clinical trials, the timing of Moleculin’s ability to report topline data from its studies, the timing of the commencement of investigator-sponsored and/or externally funded clinical trials which are outside the control of Moleculin, and whether the results of Moleculin’s preclinical animal models can be replicated in human trials. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(833) 475-8247

MBRX@jtcir.com